As filed with the Securities and Exchange Commission on February 28, 2008

Registration No. 333-137242

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-3

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANKS.COM, INC.

(Exact name of registrant as specified in its charter)

Florida	59-3234205
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

222 Kearny Street, Suite 550

San Francisco, CA 94108

(415) 962-9700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel M. O’Donnell, President and Chief Executive Officer

222 Kearny Street, Suite 550

San Francisco, CA 94108

(415) 962-9700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin A. Traber

Carolyn T. Long

Foley & Lardner LLP

100 N. Tampa Street, Suite 2700

Tampa, Florida 33602

(813) 229-2300

Fax: (813) 221-4210

Approximate date of commencement of proposed sale to the public: From time to time after this post-effective amendment to the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

This Post-Effective Amendment No. 1 to Registration Statement No. 333-137242 shall become effective on such date as the Commission, acting pursuant to Section 8(c) of the Securities Act of 1933, may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 on Form S-3 contains an updated prospectus relating to the offering and sale of (i) shares of common stock issued to certain of the selling shareholders named herein and (ii) shares of common stock issuable upon the exercise of warrants issued to certain of the selling shareholders named herein initially registered by InterSearch Group, Inc., the former name of the registrant, on the Registration Statement on Form SB-2 (File No. 333-137242) declared effective by the Securities and Exchange Commission on or about December 6, 2006. This Post-Effective Amendment No. 1 on Form S-3 is being filed to (i) convert such Registration Statement on Form SB-2 into a Registration Statement on Form S-3; (ii) to update our financial statements pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended, and (iii) to reduce the number of shares subject to this registration statement. The form of prospectus contained herein reflects a reduction of 390,625 shares originally subject to this registration statement, which shall be deregistered upon the effectiveness of this Post-Effective Amendment No. 1 to the extent that they have not been sold. We issued and sold these shares in October 2005 to ten individuals in a private placement. In connection with these transactions, we entered into registration rights agreements, the terms of which provide that we are no longer required to maintain an effective registration statement with respect to such shares. All filing fees payable in connection with the registration of the remaining shares being registered hereby were previously paid in connection with the filing of the original registration statement.

In addition, this Post-Effective Amendment No. 1 amends the table appearing under the heading “Selling Shareholders” in the prospectus contained herein to reflect (i) the sale by Barron Partners L.P. of 552,800 shares of our common stock, (ii) the exercise by Barron Partners L.P. of warrants to purchase 1,028,034 shares of our common stock, (iii) the issuance of warrants to purchase an additional 19,400 shares of our common stock to the placement agents, GunnAllen Financial, Inc. and Pacific Summit, and their affiliates, in connection with the exercise of the foregoing warrants by Barron Partners L.P, (iv) the transfer of warrants by GunnAllen Financial, Inc. and Pacific Summit to their respective affiliates, and (v) the sale of 111,703 shares of our common stock by Michelle Watts, 10,000 shares of our common stock by Jim Watts, and 16,625 shares of our common stock by David Jackson, each of whom received portions of the warrants originally issued to one of the placement agents. We have prepared this table based on information provided to us by the selling shareholders or contained in such selling shareholders’ filings with the Securities and Exchange Commission prior to the date hereof. Except as described above in this explanatory note, the table appearing under the heading “Selling Shareholders” is not affected by this Post-Effective Amendment No. 1.

We are filing this Amendment No. 2 to Post-Effective Amendment No. 1 to change the number on the cover page of the prospectus from 3,894,470 shares of common stock to 3,203,342 shares of common stock, to accurately reflect the reduction of shares subject to this Registration Statement as described above.

Prospectus

3,203,342 Shares

Common Stock

The common stock being registered by this prospectus, or the shares, may be sold from time to time by selling shareholders listed beginning on page 23 of this prospectus, or the selling shareholders.

The resale of the shares is not being underwritten. The selling shareholders may sell or distribute the shares, from time to time depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. The offering price may be the market price prevailing at the time of sale or a privately negotiated price. We will not receive any of the proceeds from the sale of the shares. We may, however, receive proceeds if some or all of the warrants held by the selling shareholders are exercised. We are paying substantially all expenses incidental to registration of these shares.

Our shares of common stock are traded on the American Stock Exchange under the ticker symbol “BNX.” On February 27, 2008, the closing price of a share of our common stock on the American Stock Exchange was $0.96.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2008.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

Market data and industry statistics used throughout this prospectus are based on independent industry publications and other publicly available information.

Unless otherwise specified or the context otherwise requires, references in this prospectus to “we,” “our” and “us” and the “Company” refer to Banks.com, Inc. (formerly InterSearch Group, Inc.) and its wholly-owned subsidiaries, including, Walnut Ventures, Inc., La Jolla Internet Properties, Inc., Internet Revenue Services, Inc., Overseas Internet Properties, Inc., Dotted Ventures, Inc. and InterSearch Corporate Services, Inc. and its wholly-owned subsidiary MyStockFund Securities, Inc. on a consolidated basis.

PROSPECTUS SUMMARY

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

Banks.com, Inc.

Our Business

We are a provider of Internet paid search and advertising services that facilitate access to relevant information on the Internet. Through our network of web properties, proprietary search engines and strategic third party relationships, we deliver vertical and local traffic to advertisers, enabling our properties and publishers to monetize this incremental traffic on their websites.

We have strategic partnerships with two of the largest Internet advertising industry participants, Yahoo! Search Marketing (formerly known as Overture) and Ask.com (formerly known as Ask Jeeves), to provide sponsored listings on the web properties we own and/or manage. Our portfolio of web properties contains commercially-relevant search terms in select high-traffic categories, including financial services and travel and leisure. We also provide Internet technology professional services to six Fortune 500 companies and to six other companies operating in the financial services sector.

We generate revenue from Internet users clicking on sponsored advertisement listings on our owned and managed web properties which we call “paid clicks.” For the nine months ended September 30, 2007, we generated approximately 84 million paid clicks, as compared to approximately 72 million for the nine months ended September 30, 2006.

Our Growth Strategy

We have developed a growth strategy to capitalize on increasing Internet search usage, online retail sales growth and related advertising expenditures, primarily in the financial services sector. Specifically, we intend to continue growing our business both organically and through acquisitions. Our primary growth strategy is based on driving traffic to and maximizing revenue on the web properties that we currently own and/or manage. We intend to achieve this by continuing to add advertising content from our strategic partners, and by increasing the number of direct advertisers on these properties. We continue to enhance our Internet search services with our enterprise-wide data warehouse, which allows us to analyze the traffic patterns and other search data gathered from our web properties.

Acquisitions will continue to be an important part of our strategy. For example, between September 2005 and July 2007, we acquired the following web properties: www.irs.com, www.banks.com, www.camps.com, www.summercamp.com, www.greatcruises.com, www.looksearch.com, www.look.com and www.mybanks.com, among others. We intend to continue to pursue acquisitions as a means of expanding our portfolio of web properties and overall search engine marketing services, primarily in the financial services sector. The web properties that we manage through our domain parking service, www.parkingdots.com, provide us with a pipeline of potential acquisition candidates and valuable information to evaluate these candidates.

Recent Developments

Effective November 27, 2007, we changed our name to Banks.com, Inc. We believe our new name is more representative of our recent decision to focus on the lucrative financial services vertical of online advertising and become a leading provider of targeted financial services traffic to online advertisers. In this regard, we intend to build a cohesive business around our flagship domain property www.banks.com. Through www.banks.com, we provide access to current financial content, including financial articles, interest rate tables, stock quotes, stock tracking and financial calculators. We believe that focusing our content in a specific high-traffic vertical, such as financial services, will allow us to provide our advertisers access to highly relevant financial services traffic. We also intend to make selective acquisitions of financial service-related businesses, which we will likely feature on www.banks.com. In January 2008, we acquired certain assets of Online Investments, Inc., a financial services holding company. Included in this acquisition were the web properties www.mystockfund.com and www.mystockfundkids.com and all of the issued and outstanding securities of MyStockFund Securities, Inc., an online broker/dealer offering a variety of financial services products. Our agreements with Yahoo! Search Marketing, one of our advertising network partners, will terminate on March 1, 2008 and June 1, 2008, respectively. Historically, revenues received through sponsored listings from Yahoo! Search Marketing pursuant to these agreements represented approximately 33%, 45% and 58% of our revenues for the fiscal years ended December 31, 2007, 2006 and 2005, respectively.

Our Company

We were incorporated in Florida on April 7, 1994. Our principal executive offices are located at 222 Kearny Street, Suite 550, San Francisco, California 94108, and our telephone number is (415) 962-9700. We maintain a number of websites, including our corporate website at www.banks.com. The information on our websites is not a part of this prospectus.

R ISK FACTORS

An investment in our common stock involves risk. You should carefully consider the risks we describe below before deciding to invest in our common stock. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, results of operations or financial condition.

RISKS RELATING TO OUR COMPANY, OUR BUSINESS, AND OUR INDUSTRY

Our limited operating history makes evaluation of our business difficult.

We were incorporated in Florida in 1994. We acquired InterSearch Corporate Services in October 2004, Walnut Ventures in December 2004, La Jolla Internet Properties, Inc. in February 2005 and Dotted Ventures, Inc. in January 2006. In addition, between September 2005 and July 2007, we acquired the following web properties: www.irs.com, www.banks.com, www.camps.com, www.summercamp.com, www.greatcruises.com, www.looksearch.com, www.look.com and www.mybanks.com, among others. Please review the section titled “Recent Developments” for a description of our most recent acquisitions.

We have limited historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. Further, our limited operating history will make it difficult for investors and securities analysts to evaluate our business and prospects. Our failure to address these risks and difficulties successfully could seriously harm us.

We have incurred losses and may incur losses in the future, which may impact our ability to implement our business strategy and adversely affect our financial condition.

Our operating expenses have significantly increased as a result of expanding our operations and increasing our level of capital expenditures in order to grow our business and further develop and maintain our services. Such increases in operating expense levels and capital expenditures may adversely affect our operating results if we are unable to immediately realize benefits from such expenditures. We cannot assure you that we will be profitable or generate sufficient profits from operations in the future. If our revenue growth does not continue, we may experience a loss in one or more future periods. We may not be able to reduce or maintain our expenses in response to any decrease in our revenue, which may impact our ability to implement our business strategy and adversely affect our financial condition.

We face intense competition from larger, more established companies, and we may not be able to compete effectively, which could reduce demand for our services.

The online paid search market is intensely competitive. Our primary current competitors include Yahoo!, Google, MSN, Ask.com and Marchex, and key word cost-per-click advertising sites/networks such as Google, Yahoo! Search Marketing and Ask.com. Although we currently pursue a strategy that allows us to partner with owners of web properties and search engines, our current and future advertising and distribution network partners, including Yahoo! Search Marketing and Ask.com, may view us as a threat to their own internal paid search services. In addition, in light of our recent decision to focus on the financial services vertical of online advertising, we also compete for Internet advertising revenues with the personal finance sections of general interest sites such as Bankrate.com, Yahoo! Finance, and TheStreet.com.

Nearly all our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Our competitors may secure more favorable revenue sharing arrangements with network distributors, devote greater resources to marketing and promotional campaigns, adopt more aggressive growth strategies and devote substantially more resources to website and systems development than we do. In addition, the search industry has recently experienced consolidation, including the acquisitions of companies offering paid search services. Industry consolidation has resulted in larger, more established and well-financed competitors with a greater focus on paid search services. If these industry trends continue, or if we are unable to compete in the paid search market, our financial results may suffer.

Additionally, larger companies may implement technologies into their search engines or software that make it less likely that consumers can reach, or execute searches on, our distribution network partners’ websites and less likely to click-through on sponsored listings from our advertising network partners. The implementation of such technologies could result in a decrease in our revenues. If we are unable to successfully compete against current and future competitors or if our current advertising network partners choose to rely more heavily on their own distribution networks in the future, our operating results will be adversely affected.

We rely on our advertising network partners to provide us access to their advertisers, and if they do not, it could have an adverse impact on our business.

We rely on our advertising network partners to provide us with advertiser listings so that we can distribute these listings through our distribution network in order to generate revenue when a consumer click-through occurs on our advertiser network partners’ sponsored listings. For the nine months ended September 30, 2007, 85% of our revenue was derived from our advertising network partners. Our success depends, in part, on the maintenance and growth of our advertising network. If we are unable to develop or maintain relationships with our advertising network partners, our operating results and financial condition will suffer.

A few of our advertising network partners and direct advertisers have provided a substantial portion of our revenue; the loss of one of these partners may have a material adverse effect on our operating results.

Yahoo! Search Marketing and Ask.com are our largest advertising network partners, together accounting for approximately 85% and 75% of our total revenue for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively. It is difficult to predict whether these or other advertising network partners will continue to represent a significant portion of our revenue in the future. Each of these agreements automatically renews after expiration of the term for successive one-year terms unless one party gives the requisite notice of its intent to terminate. Our two agreements with Yahoo! Search Marketing will terminate on March 1, 2008 and June 1, 2008, respectively. The term of our agreement with Ask.com will expire in December 2008. Ask.com may choose not to renew our agreement in the future. Our agreements with these advertising network partners also provide for many circumstances in which the advertising network partner can terminate without penalty on short notice. We cannot assure you that we can replace the sponsored listings provided by Yahoo! Search Marketing or Ask.com with those of other advertising network partners. Even if we replace Yahoo! Search Marketing or Ask.com, we cannot assure you that we would receive the same number of revenue-generating click-throughs or that we could service the same breadth of search requests, in which case our business and financial results may be harmed.

Two of our customers account for a significant portion of our accounts receivable, and the failure to collect from those customers would harm our financial condition and results of operations.

Yahoo! Search Marketing and Ask.com account for a significant portion of our accounts receivable. At September 30, 2007 and December 31, 2006, Yahoo! Search Marketing and Ask.com together represented approximately 94% and 90%, respectively, of our total accounts receivable on these dates. These accounts have been, and will likely continue to be, unsecured and any failure to collect on these accounts would harm our financial condition and results of operations.

If we do not maintain and grow a critical mass of advertising network partners, the value of our services could be adversely affected.

Our success depends, in part, on the maintenance and growth of a critical mass of advertising network partners and a continued interest in our performance-based advertising and search marketing services. We currently have a small number of advertising network partners. If our business is unable to achieve a growing base of advertisers through our advertising network partners, our current distribution partners, including owners of the web properties that we manage through our ParkingDotsTM business, may be discouraged from continuing to work with us, and this may create obstacles for us to enter into agreements with new distribution partners. Any decline in the number of advertising network partners could adversely affect the value of our services and lead to a loss of revenue.

We expect that our anticipated future growth including through potential acquisitions, may strain our management, administrative, operational and financial infrastructure, which could adversely affect our business.

A key component of our business strategy includes strengthening our competitive position in the direct navigation market through selective acquisitions of additional web properties, specifically in the financial services sector. Furthermore, we may expand our operations or market presence by pursuing acquisitions of complementary business, services or technologies or engage in other strategic alliances with third parties. Integrating any newly acquired web property or company may be expensive and time-consuming. To finance any acquisition, it may be necessary for us to raise additional funds through public or private financings. Additional funds may not be available on terms that are favorable to us, and, in the case of equity financings, would result in dilution to our shareholders. Any such transactions would be accompanied by the risks commonly encountered in such transactions, including, among others, the difficulty of assimilating operations, technology and personnel of the combined companies, the potential disruption of our ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize our financial and strategic position through the successful integration of acquired businesses, additional expenses associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls and policies, the impairment of relationships with existing employees and customers, and potential overpayment for a company or its asset. We have limited experience in these types of acquisitions, and we may not be successful in overcoming these risks or any other potential problems. We cannot assure you that we will be able to consummate any acquisitions or, if consummated, successfully integrate the operations and management of future acquisitions. If we are unable to attract and consummate acquisitions, our growth could be adversely impacted.

We may experience unforeseen liabilities in connection with acquisitions of Internet web properties, which could negatively impact our financial results.

We intend in the future to continue to acquire additional previously-owned Internet web properties. In some cases, these acquired web properties may have trademark significance that is not readily apparent to us or is not identified by us in the purchasing process. As a result we may face demands by third party trademark owners asserting infringement or dilution of their rights and seeking transfer of acquired Internet web properties under the Uniform Domain Name Dispute Resolution Policy administered by ICANN or actions under the United States Anti-Cybersquatting Consumer Protection Act.

We intend to review each claim or demand which may arise from time to time on its merits on a case-by-case basis with the assistance of counsel and we intend to transfer any rights acquired by us to any party that has demonstrated a valid prior right or claim. We cannot, however, guarantee that we will be able to resolve these disputes without litigation. The potential violation of third party intellectual property rights and potential causes of action under consumer protection laws may subject us to unforeseen liabilities including injunctions and judgments for money damages.

Regulation could reduce the value of the Internet web properties acquired or negatively impact the Internet domain acquisition process, which could significantly impair the value of acquisitions.

The acquisition of Internet web properties generally is governed by regulatory bodies. The regulation of Internet web properties in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional requirements for previously-owned Internet web properties or modify the requirements for holding Internet web properties. As a result, we might not acquire or maintain web properties that contribute to our financial results in the same manner as reflected in the historical financial results of the acquired businesses. A failure to acquire or maintain such Internet web properties once acquired could adversely affect our financial results and our growth. Any impairment in the value of acquired businesses could have a material adverse effect on our operating results.

Our quarterly results of operations might fluctuate due to seasonality, which could adversely affect our growth rate and in turn the market price of our securities.

Our quarterly results have fluctuated in the past and may fluctuate in the future due to seasonal fluctuations in the level of Internet usage. As is typical in our industry, the second and third quarters of the calendar year generally experience relatively lower usage than the first and fourth quarters. It is generally understood that during the spring and summer months of the year, Internet usage is lower than during other times of the year, especially in comparison to the fourth quarter of the calendar year. The extent to which usage may decrease during these off-peak periods is difficult to predict. Prolonged or severe decreases in usage during these periods may adversely affect our growth rate and in turn the market price of our securities. In addition, we expect the revenues associated with our website www.irs.com to be largely seasonal in nature, with peak revenues occurring during January through April, corresponding to the U.S. tax season.

If we fail to detect click-through fraud, we could lose the confidence of our advertising network partners, thereby causing our business to suffer.

We are exposed to the risk of fraudulent or illegitimate clicks on sponsored listings. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in pay-per-click advertising programs because the fraudulent clicks will not lead to revenue for the advertisers. As a result, our advertising network partners may become dissatisfied with us, which could lead to loss of advertising network partners and revenue.

We could be liable for breaches of security on our website.

A fundamental requirement for e-commerce is the secure transmission of confidential information over public networks. Although we have developed systems and processes that are designed to protect consumer information and other security breaches, failure to mitigate such fraud or breaches may adversely affect our operating results.

The market for Internet and paid search advertising services is in the early stages of development, and if the market for our services decreases it will have a material adverse effect on our business, prospects, financial condition and results of operations.

Internet marketing and advertising, in general, and paid search advertising, in particular, are in the early stages of development. Our future revenue and profits are substantially dependent upon the continued widespread acceptance, growth, and use of the Internet and other online services as effective advertising mediums. Many of the largest advertisers have generally relied upon more traditional forms of media advertising and have only limited experience advertising on the Internet. Paid search, in particular, is still in an early stage of development and may not be accepted by consumers for many reasons including, among others, that consumers may conclude that paid search results are less relevant and reliable than non-paid search results, and may view paid search results less favorably than search results generated by non-paid search engines. If consumers reject our paid search services, or commercial use of the Internet generally, and the number of click-throughs on listings in our distribution network decreases, the commercial utility of our search services could be adversely affected.

We face significant competition from traditional media companies which could adversely affect our future operating results.

We also compete with traditional media companies for advertising. Most advertisers currently spend only a small portion of their advertising budgets on Internet advertising. If we fail to persuade existing advertisers to retain and increase their spending with us and if we fail to persuade new advertisers to spend a portion of their budget on advertising with us, our revenues could decline and our future operating results could be adversely affected.

If we do not continue to innovate and provide products and services that are useful to users, we may not remain competitive, and our revenues and operating results could suffer.

Our success depends on providing products and services that people use for a high quality Internet experience. Our competitors are constantly developing innovations in web search, online advertising and providing information to people. As a result, we must continue to invest significant resources in research and development in order to enhance our web search technology and our existing products and services and introduce new high-quality products and services that people can easily and effectively use. If we are unable to ensure that our users and customers have a high quality experience with our products and services, then they may become dissatisfied and move to competitors’ products and services. In addition, if we are unable to predict user preferences or industry changes or if we are unable to modify our products and services on a timely basis, we may lose users and advertisers. Our operating results would also suffer if our innovations are not responsive to the needs of our users and advertisers, are not appropriately timed with market opportunity or are not effectively brought to market. As search technology continues to develop, our competitors may be able to offer search results that are, or that are perceived to be, substantially similar or better than those generated by our search services. This may force us to compete in different ways with our competitors and to expend significant resources in order to remain competitive.

Our technical systems are vulnerable to interruption and damage that may be costly and time-consuming to resolve and may harm our business and reputation.

A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from:

•	fire;

•	floods;

•	network failure;

•	hardware failure;

•	software failure;

•	power loss;

•	telecommunications failures;

•	break-ins;

•	terrorism, war or sabotage;

•	computer viruses;

•	denial of service attacks;

•	penetration of our network by unauthorized computer users and “hackers” and other similar events;

•	natural disaster; and

•	other unanticipated problems.

We may not have developed or implemented adequate protections or safeguards to overcome any of these events. We also may not have anticipated or addressed many of the potential events that could threaten or undermine our technology network. Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data or render us unable to provide services to our customers. In addition, if a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. We have deployed firewall hardware intended to thwart hacker attacks. Although we maintain property insurance and business interruption insurance, our insurance may not be adequate to compensate us for all losses that may occur as a result of a catastrophic system failure or other loss, and our insurers may not be able or may decline to do so for a variety of reasons.

If we fail to address these issues in a timely manner, we may lose the confidence of our advertising network partners, our revenue may decline and our business could suffer. In addition, as we expand our service offerings and enter into new business areas, we may be required to significantly modify and expand our software and technology platform. If we fail to accomplish these tasks in a timely manner, our business and reputation will likely suffer.

New technologies could block our ads, which would harm our business.

Technologies may be developed that can block the display of our ads. Most of our revenues are derived from fees paid to us by advertisers in connection with the display of ads on web pages. As a result, ad-blocking technology could, in the future, adversely affect our operating results.

We rely on third party technology, server and hardware providers, and a failure of service by these providers could adversely affect our business and reputation.

We rely upon third party dedicated server hosting providers to host our main servers, network infrastructure, and security infrastructure and expect to continue to do so. We also rely on third party providers for components of our technology platform, such as software providers, software libraries, outsourced software development, domain name registrars and Domain Name Server (DNS) services. Our systems and operations are vulnerable to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, break-ins, and similar events. While the facilities housing our servers provide redundant HVAC, power and Internet connectivity, in the past, we have experienced short-term outages in the service maintained by certain of our current dedicated hosting and co-location providers. A failure or limitation of service or available capacity by any of these third party providers could adversely affect our business and reputation. We do not presently have multi-location redundancy and our business interruption insurance may be insufficient to compensate us for losses that may occur.

In addition, if any of these third party providers cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service.

We depend on the growth of the Internet and Internet infrastructure for our future growth and any decrease or less than anticipated growth in Internet usage could adversely affect our business prospects.

Our future revenue and profits, if any, depend upon the continued widespread use of the Internet as an effective commercial and business medium. Factors which could reduce the widespread use of the Internet include:

•	possible disruptions or other damage to the Internet or telecommunications infrastructure;

•	failure of the individual networking infrastructures of our advertising network and distribution network partners to alleviate potential overloading and delayed response times;

•	a decision by merchant advertisers to spend more of their marketing dollars in offline areas;

•	increased governmental regulation and taxation; and

•	actual or perceived lack of security or privacy protection.

In particular, concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services, especially online commerce. In order for the online commerce market to develop successfully, we and other market participants must be able to transmit confidential information, including credit card information, securely over public networks. Any decrease or less than anticipated growth in Internet usage could have a material adverse effect on our business prospects.

Our executive officers and certain key personnel are critical to our success, and the loss of these officers and key personnel could harm our business.

Our performance is substantially dependent on the continued services and performance of our executive officers and other key personnel, including Daniel M. O’Donnell, our Chief Executive Officer, and Gary W. Bogatay, Jr., our Chief Financial Officer. Our performance also depends on our ability to retain and motivate our officers and key employees. The loss of the services of any of our officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. The failure to attract and retain our officers or the necessary technical, managerial and marketing personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.

We anticipate that significant expansion of our present operations will be required to capitalize on potential growth in market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. We expect to add a significant number of additional key personnel in the future, including key managerial and technical employees who will have to be fully integrated into our operations. In order to manage our growth, we will be required to continue to implement and improve our operational and financial systems, to expand existing operations, to attract and retain superior management, and to train, manage and expand our employee base. We cannot assure you that we will be able to effectively manage the expansion of our operations, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to successfully implement our business plan. If we are unable to manage growth effectively, our business, financial condition and results of operations could be materially adversely affected.

We may be subject to intellectual property claims that create uncertainty about ownership of technology essential to our business and divert our managerial and other resources.

There has been a substantial amount of litigation in the technology industry regarding intellectual property rights. We cannot assure you that third parties will not, in the future, claim infringement by us with respect to our current or future services, trademarks or other proprietary rights. Our success depends, in part, on our ability to protect our intellectual property and to operate without infringing on the intellectual property rights of others in the process. There can be no guarantee that any of our intellectual property will be adequately safeguarded, or that it will not be challenged by third parties. We may be subject to patent infringement claims or other intellectual property infringement claims that would be costly to defend and could limit our ability to use certain critical technologies.

We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could cause us to pay substantial damages, including treble damages if we willfully infringe, and, also, could put our patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If investors perceive these results to be negative, it could have an adverse effect on the trading price of our common stock.

Any intellectual property litigation could negatively impact our business by diverting resources and management attention away from other aspects of our business and adding uncertainty as to the ownership of technology and services that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to obtain a license for the infringed or similar technology on reasonable terms, or at all, could have a material adverse effect on our business.

Failure to adequately protect our intellectual property and proprietary rights could harm our competitive position.

Our success is substantially dependent upon our proprietary technology. We rely on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality agreements and technical measures, to protect our proprietary rights. Although we have filed patent applications and provisional patents on certain parts of our technology, much of our proprietary information may not be patentable, and we do not currently possess any patents. We cannot assure you that we will develop proprietary technologies that are patentable or that any pending patent applications will be issued or that their scope is broad enough to provide us with meaningful protection. We cannot assure you that we will be able to secure significant protection for our trademarks. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology or duplicate our services or design around patents issued to us or our other intellectual property rights. If we are unable to adequately protect our intellectual property and proprietary rights, our business and our operations could be adversely affected.

We are susceptible to general economic conditions, and a downturn in advertising and marketing spending by merchants could adversely affect our operating results.

Our operating results will be subject to fluctuations based on general economic conditions, in particular those conditions that impact merchant-consumer transactions. If there were to be a general economic downturn that affected consumer activity in particular, however slight, then we would expect that business entities, including merchant advertisers, could substantially and immediately reduce their advertising and marketing budgets. We believe that during periods of lower consumer activity, merchant spending on advertising and marketing is more likely to be reduced, and more quickly, than many other types of business expenses. These factors could cause a material adverse effect on our operating results.

We may be subject to lawsuits for information displayed on our websites and the websites of advertisers displayed on our distribution network, which may affect our business.

Laws relating to the liability of providers of online services for activities of their advertisers and for the content of their advertisers’ listings is currently unsettled. It is unclear whether we could be subjected to claims for defamation, negligence, copyright or trademark infringement or claims based on other theories relating to the information we publish on our websites or the information that is published across our distribution network. These kinds of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We may not successfully avoid civil or criminal liability for unlawful activities carried out by advertisers displayed on our distribution network. Our potential liability for unlawful activities of advertisers or for the content of advertisers’ listings displayed on our distribution network could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. Our insurance may not adequately protect us against these kinds of claims and the defense of such claims may divert the attention of our management from our operations. If we are subjected to such lawsuits, it may adversely affect our business.

In addition, much of the information on www.banks.com that is provided by advertisers and collected from third parties relates to the rates, costs and features for various loan, depositary, personal credit and investment products offered by financial institutions, mortgage companies, investment companies, insurance companies and others participating in the consumer financial marketplace. We are exposed to the risk that some advertisers may provide us, or directly post on our websites, (i) inaccurate information about their product rates, costs and features, or (ii) rates, costs and features that are not available to all consumers. This could cause consumers to lose confidence in the information provided by advertisers on our websites, cause certain advertisers to become dissatisfied with our websites, and result in lawsuits being filed against us.

If we are unable to obtain and maintain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage.

We may not be able to obtain and maintain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties that are not covered or adequately covered by insurance, our financial condition may be materially adversely affected.

Impairment of goodwill and other intangible assets would result in a decrease in earnings.

Current accounting rules require that goodwill and other intangible assets with indefinite useful lives be tested for impairment at least annually. These rules also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To the extent such evaluation indicates that the useful lives of intangible assets are different than originally estimated, the amortization period is reduced or extended and, accordingly, the quarterly amortization expense is increased or decreased.

We have substantial goodwill and other intangible assets, and we may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined. Any impairment charges or changes to the estimated amortization periods could have a material adverse effect on our financial results.

Government and legal regulations may damage our business.

We are subject to general business regulations and laws, as well as regulations and laws specifically governing the Internet and e-commerce. Such existing and future laws and regulations may impede the growth of the Internet or other online services. These regulations and laws may cover taxation, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential Internet access, and the characteristics and quality of products and services.

The Federal Trade Commission has recently reviewed the way in which search engines disclose paid search practices to Internet users. In 2002, the FTC issued guidance recommending that all search engine companies ensure that all paid search results are clearly distinguished from non-paid results, that the use of paid search is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid search listings on search results. The adoption of laws or regulations relating to placement of paid search advertisements or user privacy, defamation or taxation may inhibit the growth in use of the Internet, which in turn, could decrease the demand for our services and increase our cost of doing business or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations. Any new legislation or regulation, or the application of existing laws and regulations to the Internet or other online services, could have a material adverse effect on our business, prospects, financial condition and results of operations.

The application of new and existing laws and regulations to the Internet or other online services could also have a material adverse effect on our business, prospects, financial condition and results of operations. For example, on April 17, 2007, the U.S. House of Representatives passed H.R. 1677, The TaxPayer Protection Act of 2007 (“H.R. 1677”). Section 8 of H.R. 1677 amends Section 333, Title 31 of the U.S. Code to include Internet domain addresses in the prohibition on misuse of the U.S. Department of the Treasury names and symbols. We own the Internet domain address www.irs.com, which is an acronym commonly associated with the Internal Revenue Service, a division of the U.S. Department of the Treasury. The passage of H.R. 1677 into law in its current form could adversely affect our use of our Internet domain address www.irs.com as well as our overall operations. However, we believe that it is premature to assess the impact of H.R. 1677 on our business, as the passage of this bill into law in its identical form is currently too speculative. In the event H.R. 1677 becomes law in its current form, we intend to be diligent in our communications with the Internal Revenue Service in an effort to mitigate any potential negative effects of such legislation.

State and local governments may be able to levy additional taxes on Internet access and electronic commerce transactions, which could result in a decrease in the level of usage of our services.

Beginning in 1998, the federal government imposed a moratorium on state and local governments’ imposition of new taxes on Internet access and eCommerce transactions, which has now expired. State and local governments may be able to levy additional taxes on Internet access and eCommerce transactions unless the moratorium is reinstituted. Any increase in applicable taxes may make eCommerce transactions less attractive for businesses and consumers, which could result in a decrease in eCommerce activities and the level of usage of our services.

As a result of our acquisition of MyStockFund Securities, Inc., we are subject to the extensive regulations that govern a broker-dealer.

We recently acquired MyStockFund Securities, Inc., a broker-dealer registered with the SEC and in all 50 states, the District of Columbia, and Puerto Rico, and a member of a self-regulatory organization, the Financial Industry Regulatory Authority (“FINRA”). Broker-dealers are subject to federal and state laws and regulations covering all aspects of the securities business, including sales and trading practices, securities offerings, publication of research reports, use of customers’ funds and securities, minimum net capital requirements, record-keeping and retention, anti-money laundering, privacy laws, and the conduct of their directors, officers, employees and other associated persons. Violations of the federal and state laws and regulations governing a broker-dealer’s actions could result in civil and criminal liability and administrative liability in the form of censures, fines, the issuance of cease-and-desist orders, revocation of licenses or registrations, the suspension or expulsion from the securities industry of such broker-dealer or its officers or employees, or other similar consequences by both federal and state securities administrators.

RISKS RELATING TO OWNERSHIP OF OUR COMMON STOCK

Trading of our common stock is limited, which may make it difficult for you to sell your shares at times and prices that you feel are appropriate.

Although trading of our common stock is conducted on the American Stock Exchange, prior to October 13, 2006, trading was conducted on the OTC Bulletin Board, an inter-dealer quotation system that provides significantly less liquidity than the NASDAQ market or the national securities exchanges, and prior to August 31, 2006, trading of our common stock was conducted on the pink sheets, an inter-dealer quotation system that provides significantly less liquidity than the OTC Bulletin Board. In addition, trading in our common stock has been extremely limited. This limited trading adversely effects the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us. As a result, you may obtain lower prices for our common stock than might otherwise be obtained.

The market price of our common stock has been and is likely to continue to be highly volatile, which could cause investment losses for our shareholders and result in shareholder litigation with substantial costs, economic loss and diversion of our resources.

We cannot predict the extent to which investor interest will support an active and liquid trading market for our common stock. In addition, the trading price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations as a result of various factors, many of which are beyond our control, including:

•	developments concerning proprietary rights, including patents, by us or a competitor;

•	market acceptance of our new and existing services and technologies;

•	announcements by us or our competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

•	actual or anticipated fluctuations in our operating results;

•	continued growth in the Internet and the infrastructure for providing Internet access and carrying Internet traffic;

•	introductions of new services by us or our competitors;

•	enactment of new government regulations affecting our industry;

•	changes in the number of our advertising network partners;

•	seasonal fluctuations in the level of Internet usage;

•	loss of key employees;

•	institution of intellectual property litigation by or against us;

•	changes in the market valuations of similar companies; and

•	changes in our industry and the overall economic environment.

Due to the emerging nature of the paid search market, we may not be able to accurately predict our operating results on a quarterly basis, if at all, which may lead to further volatility in the trading price of our common stock. In addition, the stock market in general, and the market for online commerce companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the listed companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against these companies. Litigation against us, whether or not a judgment is entered against us, could result in substantial costs, and potentially, economic loss, and a diversion of our management’s attention and resources. As a result of these and other factors, you may not be able to resell your shares above the price you paid and may suffer a loss on your investment.

If the ownership of our common stock continues to be highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

As of December 31, 2007, our executive officers and directors (including affiliates of such executive officers and directors) beneficially owned or controlled approximately 38% of the outstanding shares of our common stock. Accordingly, these executive officers and directors, acting as a group, will have substantial influence and may control the outcome of corporate actions requiring shareholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These shareholders may also delay or prevent a change of control of our company, even if such a change of control would benefit our other shareholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Our articles of incorporation, our bylaws and Florida law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our shareholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock. The following are examples of such provisions in our articles of incorporation and in our bylaws:

•

special meetings of our stockholders may be called by our Chairman of the Board, by our Chief Executive Officer, by our President, by the board of directors or by the holders of not less than ten percent (10%) of all the shares entitled to vote at the meeting (when requested in a written, signed and dated demand);

•	newly-created directorships and vacancies on our board of directors may be filled by an affirmative vote of a majority of the remaining directors, or by our shareholders;

•	a director may be removed with or without cause, at a meeting of the shareholders called expressly for that purpose, as provided in Section 607.0808, Florida Statutes;

•

our bylaws may be further amended by a majority of the shareholders entitled to vote thereon present at any shareholders’ meeting if notice of the proposed action was included in the notice of the meeting or is waived in writing by a majority of the shareholders entitled to vote thereon; and

•

our board of directors is authorized to issue, without further action by our shareholders, up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted or imposed on such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

When reading this prospectus, it is important that you also read our financial statements and related notes thereto. This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus, other than statements that are purely historical, are forward-looking statements and are based upon management’s present expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statement for many reasons, including those described in the section entitled “Risk Factors.” Forward-looking statements in this prospectus include, without limitation: our objective to be a leader in the financial services sector of the Internet search services and advertising industry; our intention to grow our business organically and through acquisitions and capitalize on the recent growth trend associated with Internet search usage and advertising; our intention to increase the number of web properties that we manage through our ParkingDotsTM business; our efforts to maximize revenue potential of our web properties by increasing proprietary traffic and adding relevant content; the focus of our direct sales force to expand the number of direct advertisers on our owned web properties; our belief that information derived from the data warehouse will allow us to maximize the results derived from our sponsored listings and improve our ability to evaluate the performance of a web page layout; our belief that the expected growth in online shopping will be facilitated in part by decreased prices of Internet access devices and increased performance of those devices, increased use of personal computers and increased availability of high-speed Internet access; estimates regarding an increase in spending for online marketing through 2010; our belief that Internet advertising generally, and pay-per-click advertising in particular, will continue to grow faster than most other online advertising alternatives; estimates regarding an increase in search engine marketing spending through 2010; our belief that www.irs.com, www.banks.com and our other website properties will benefit from search engine, direct navigation and directory traffic; our endeavor to provide our corporate services clients with qualified individuals on a contractual basis with appropriate skills and experience to service their needs; our intention to continue our relationships with out advertising network partners, while exploring new relationships with various other advertising network partners; our efforts to maintain technologies that are comparable with the systems used by our advertising and distribution network partners; our efforts to build and innovate additional functionality to attempt to meet the quickly evolving demands of the marketplace; our belief that more competitors will enter into the paid search advertising market; our strategy to manage or own a broad range of websites and search engines to provide a broad distribution network to advertisers; our beliefs regarding the principal competitive factors in the online paid search market; consolidation of websites and search engines in the online search industry; our expectations regarding competition in the direct navigation market; our beliefs regarding the principal competitive factors in the corporate services market; our intention to protect our intellectual property; our efforts to develop additional technologies to update, replace or supplement our technology platform; our intention to protect our proprietary rights through patent applications and trade secret enforcement; our intention to comply with the laws and regulations that govern our industry and our related actions to ensure compliance; our anticipation regarding the implementation of new laws and regulations affecting us in the future; our belief that our corporate facilities are adequate at this time, for their intended use; our belief that the results of litigation will not have a material adverse effect on our business, financial condition or results of operations; our intention to retain any future earnings and not pay cash dividends in the foreseeable future; our expectation to continue to depend in the near future, upon a relatively small number of advertising network partners and direct advertisers for a significant percentage of our revenues; our efforts to decrease our cost-per-click; our intention to expand and diversify our proprietary traffic sources; increases to our operating expenses as a result of implementing our growth strategy; our anticipation that the variables impacting the level of paid clicks contributed by our distribution partners will fluctuate in the future, affecting our growth rate and our financial results; fluctuation of our quarterly results; our expectation that the impact of our acquisition of www.irs.com will cause our revenues to be largely seasonable in nature; our intention to focus our resources on generating traffic to our web properties through search engine marketing and search engine optimization and the direct navigation market; our expectation for volatility with respect to the costs of professional services; our expectation that out general and administrative expenses will continue to increase to the extent we expand our operations and incur additional costs in connection with being a public company; our established amortization schedule for outstanding debt; our intention to continually review our capital requirements to ensure that we have sufficient funding available; our intention to use cash flow from operations, availability under our credit line or a combination of both to fund anticipated levels of operations for the next 12 months; our intention to review claims or demands brought under the Uniform Domain Name Dispute Resolution Policy and to transfer any rights acquired by us to any party that has demonstrated a valid prior right or claim; our expectations regarding the expansion of our operations and its impact upon management, operational and financial resources; and our expectation to add a significant number of additional key personnel in the future.

These forward-looking statements may be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in “Risk Factors” and elsewhere in this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements. All forward-looking statements in this prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We will not receive any proceeds from the resale or other disposition of the shares of common stock, or interests therein, by the selling shareholders. However, we are paying substantially all expenses incidental to their registration. We will receive proceeds if any warrants are exercised by certain of the selling shareholders for cash. If all of the warrants are exercised for cash, we will receive proceeds of $1.4 million. The proceeds to us of such warrant exercises, if any, will be used for working capital purposes or any other purpose approved by our board. There can be no assurance concerning the number or the timing of the exercise of such warrants by the selling shareholders at this date.

Each of the warrants held by the selling shareholders contains a “cashless exercise” provision. Pursuant to the terms of the warrants, holders may only effect a “cashless exercise” under the following conditions: (i) the warrant is exercised after one year from the date of issuance and (ii) a registration statement under the Securities Act of 1933 (including the registration statement containing this prospectus) is not then available for the resale of shares issued under the warrant. If a “cashless exercise” provision is used, a selling shareholder may exercise the warrant without paying any cash for the exercise price, and upon such exercise the holder would receive a reduced number of shares (calculated under a specified formula in the warrant) having a market value equivalent to the difference between the aggregate exercise price of the shares for which the warrant is exercised and the aggregate market value of such shares at that time. If the selling shareholder chooses this “cashless” method of exercising the warrant, we will not receive any cash proceeds from the exercise of such warrants.

SELLING SHAREHOLDERS

On behalf of the selling shareholders named in the table below (including their donees, pledgees, transferees or other successors-in-interest who receive any of the shares covered by this prospectus), we are registering, pursuant to the registration statement of which this prospectus is a part:

•	2,475,073 shares of our common stock issued in connection with our September 2005 private placement, 552,800 of which have been sold;

•

625,000 shares of our common stock issuable, at an exercise price of $.80 per share, upon the exercise of warrants issued to the placement agents in connection with our September 2005 private placement, 125,187 of which have been exercised and the underlying shares have been sold;

•

83,334 shares of our common stock issuable, at an exercise price of $1.20 per share, upon the exercise of warrants issued to the placement agents in connection with the exercises of warrants issued to the investor in the September 2005 private placement, 13,141 of which have been exercised and the underlying shares have been sold;

•

39,063 shares of our common stock issuable, at an exercise price of $1.60 per share, upon the exercise of a warrant issued to the placement agent in connection with our October 2005 private placement to ten accredited investors; and

•

672,000 shares of our common stock, 477,000 of which are issuable, at an exercise price of $1.60 per share, upon the exercise of warrants issued in connection with our sale in July 2006 of 13.50% Senior Subordinated Notes Due 2011 in the aggregate principal amount of $7.0 million.

We are registering the shares to permit the selling shareholders to offer these shares for resale from time to time. The selling shareholders may sell all, some or none of the shares covered by this prospectus. For more information, see the section of this prospectus entitled “Plan of Distribution.”

The table below lists the selling shareholders and information regarding their ownership of our common stock as of December 31, 2007:

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Registered for Sale (1)		Shares Owned After Sale of Registered Shares(2)		Percentage(24)
Capital South Partners Fund I Limited Partnership (3)	67,200	(4)	67,200	(4)	—		—
Capital South Partners Fund II Limited Partnership (5)	268,800	(6)	268,800	(6)	—		—
Harbert Mezzanine Partners II (7)	336,000	(8)	336,000	(8)	—		—
Barron Partners L.P. (9)	11,519,900	(10)	1,922,273		9,597,627	(10)	31.8%
GunnAllen Financial, Inc. (11)	115,429	(12)	112,660	(25)	2,769		*
Roger Overby(13)	192,368	(15)	187,761	(26)	4,607		*
Richard A. Frueh(13)	11,541	(16)	11,265	(27)	276		*
Donald J. Gunn(13)	11,541	(16)	11,265	(27)	276		*
Dean G. Tanella(13)	11,541	(16)	11,265	(27)	276		*
James J. DiCesaro(13)	11,541	(16)	11,265	(27)	276		*
TriStar Capital, Inc. (13)(17)	23,083	(18)	22,531	(28)	552		*
David Rich(13)	7,693	(19)	7,510	(29)	183		*
Jim Watts(14)	107,822	(20)	101,703	(30)	6,119		*
Gideon Kory(14)	96,790	(21)	94,210	(31)	2,580		*
David Jackson(14)	2,733	(22)	2,217	(32)	516		*
Joan Hill(14)	36,387	(23)	35,417	(33)	970		*
Total	12,820,369		3,203,342		9,617,027

(1)

This prospectus and the Registration Statement of which it is a part also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(2)	The number presented assumes the sale of all of the shares covered by this prospectus and that each party acquires no additional shares of common stock.
(3)

Joseph B. Alala III, as Managing Member, and Jack McGlinn and Hunt Broyhill, as Members, of CapitalSouth Partners, LLC, general partner of Capital South Partners Fund I Limited Partnership, exercise shared voting and investment power over such shares.

(4)	Includes 47,700 shares of common stock issuable upon exercise of currently exercisable warrants.
(5)

Joseph B. Alala III, as Managing Member, and Jack McGlinn and Hunt Broyhill, as Members, of CapitalSouth Partners F-II, LLC, general partner of Capital South Partners Fund II Limited Partnership, exercise shared voting and investment power over such shares.

(6)	Includes 190,800 shares of common stock issuable upon exercise of currently exercisable warrants.
(7)

Raymond J. Harbert, Michael D. Luce or John C. Harrison, as Members of Harbert Management Corporation, Shareholder of Harbert Mezzanine Manager II, Inc., Managing Member of HMP II SBIC GP, LLC, the General Partner of Harbert Mezzanine Partners II SBIC, L.P., exercise shared voting and investment power over such shares. Each such person disclaims beneficial ownership of the securities except to the extent of his or its pecuniary interest therein, and this shall not be deemed an admission that such person is the beneficial owner of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(8)	Includes 238,500 shares of common stock issuable upon exercise of currently exercisable warrants.
(9)

Mr. Andrew Barron Worden, as the managing member of Barron Capital Advisors LLC, a Delaware limited liability company (the “General Partner”), which is the sole general partner of Barron Partners L.P., exercises sole voting and investment power over such shares.

(10)	Includes 5,221,966 shares of common stock issuable upon exercise of currently exercisable warrants.
(11)	Richard A. Frueh, as Chief Executive Officer of GunnAllen, exercises sole voting and investment power over such shares.
(12)	Includes 115,429 shares of common stock issuable upon exercise of currently exercisable warrants.
(13)	Shares allocated per the direction of GunnAllen.
(14)	Shares allocated per the direction of Pacific Summit.
(15)	Includes 192,368 shares of common stock issuable upon exercise of currently exercisable warrants.
(16)	Includes 11,541 shares of common stock issuable upon exercise of currently exercisable warrants.
(17)	Glenn Huber, as President of TriStar Capital, Inc. exercises sole voting and investment power over such shares.
(18)	Includes 23,083 shares of common stock issuable upon exercise of currently exercisable warrants.
(19)	Includes 7,693 shares of common stock issuable upon exercise of currently exercisable warrants.
(20)	Includes 107,822 shares of common stock issuable upon exercise of currently exercisable warrants.
(21)	Includes 96,790 shares of common stock issuable upon exercise of currently exercisable warrants.
(22)	Includes 2,733 shares of common stock issuable upon exercise of currently exercisable warrants.
(23)	Includes 36,387 shares of common stock issuable upon exercise of currently exercisable warrants.
(24)	The percentage of common stock beneficially owned is based on 24,971,709 shares of our common stock outstanding on December 31, 2007.
(25)	Includes 112,660 shares of common stock issuable upon exercise of currently exercisable warrants.
(26)	Includes 187,761 shares of common stock issuable upon exercise of currently exercisable warrants.
(27)	Includes 11,265 shares of common stock issuable upon exercise of currently exercisable warrants.
(28)	Includes 22,531 shares of common stock issuable upon exercise of currently exercisable warrants.
(29)	Includes 7,510 shares of common stock issuable upon exercise of currently exercisable warrants.
(30)	Includes 101,703 shares of common stock issuable upon exercise of currently exercisable warrants.
(31)	Includes 94,210 shares of common stock issuable upon exercise of currently exercisable warrants.
(32)	Includes 2,217 shares of common stock issuable upon exercise of currently exercisable warrants.
(33)	Includes 35,417 shares of common stock issuable upon exercise of currently exercisable warrants.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. We are paying substantially all expenses incidental to their registration. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on any exchange, market or trading facility on which the shares are then traded or in private transactions, at prices and at terms then prevailing or at prices related to the then current market price, or at negotiated or fixed prices. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; and

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the re-sales. In connection with distributions of such shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. After the effective date of this registration statement, the selling shareholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institution which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge such shares to a broker-dealer or other financial institution may effect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

In effecting sales, brokers, dealers or agents engaged by selling shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Any selling shareholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders have acknowledged that they understand their obligations to comply with the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M. We will pay all reasonable expenses incident to the registration of the shares other than any commissions and discounts of underwriters, dealers or agents.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares being registered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

We have agreed to indemnify the selling shareholders and persons controlling the selling shareholders against certain liabilities, including liabilities under the Securities Act of 1933. The selling shareholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) when all of the shares have been sold pursuant to such registration statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Our amended and restated articles of incorporation and amended bylaws provide for the indemnification of our directors and officers. The general effect of these provisions is to indemnify to the fullest extent provided, authorized, allowed or not prohibited by the Florida Business Corporation Act, or FBCA, any director or officer against any liability arising from any action or suit in which he is involved by the reason of the fact that he is or was a director or officer. Advances against expenses may be made under the amended bylaws and the indemnity coverage provided thereunder includes liabilities under the federal securities laws as well as in other contexts.

Generally, the FBCA permits indemnification of a director or officer upon a determination that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons of pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock registered in this prospectus will be passed upon for us by Foley & Lardner LLP, Tampa, Florida.

EXPERTS

Our financial statements as of December 31, 2006 and for the years ended December 31, 2005 and 2006 included in this prospectus and in the registration statement, of which this prospectus is a part, have been audited by Hacker Johnson & Smith P.A., independent registered public accounting firm, as set forth in their report. We have included our financial statements in this prospectus and in the registration statement, of which this prospectus is a part, in reliance on Hacker Johnson & Smith P.A.’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement (which includes all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act of 1933, as amended, with respect to the shares of common stock being offered by this prospectus. This prospectus is part of that registration statement and, as allowed by Securities and Exchange Commissions rules, does not contain all the information set forth in the registration statement and the exhibits to the registration statement. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. In addition, this prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate.

You can read our SEC filings, including the registration statement of which this prospectus is a part, over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the document at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy any materials we file, including such reports, proxy statements and other information, at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s web site. The address of this site is www.sec.gov.

We also maintain a website at www.banks.com. You may access our annual report on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission. The reference to our web address does not constitute incorporation by reference of the information contained at or accessible through this website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, any filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date we filed the registration statement of which this prospectus is a part and before the effective date of the registration statement and any future filings we will make with the Securities and Exchange Commission under those sections. We incorporate by reference the documents listed below and any documents that we file in the future with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering (other than current reports furnished under Items 2.01 or 7.01 of Form 8-K, unless we specify otherwise in such report):

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 (as filed with the SEC on March 30, 2007);

•	our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007 (as filed with the SEC on May 14, 2007);

•	our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007 (as filed with the SEC on August 14, 2007);

•	our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007 (as filed with the SEC on November 14, 2007);

•	our Definitive Proxy Materials for our 2007 annual meeting of shareholders dated April 6, 2007 (as filed with the SEC on April 6, 2007);

•	our Information Statement on Schedule 14C dated November 5, 2007 (as filed with the SEC on November 5, 2007);

•

our Current Reports on Form 8-K filed on January 19, February 28, October 2, October 30, November 30, and December 31, 2007, Items 1.01 and 1.02 of our Current Report on Form 8-K filed on February 6, 2008, and our Current Report on Form 8-K filed on February 21, 2008; and

•

the description of our common stock contained in our Registration Statement on Form SB-2 (Registration No. 333-137242) filed on September 12, 2006 under the caption “Description of Securities” and any amendments or reports filed for the purpose of updating such description.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:

Banks.com, Inc.

222 Kearny Street, Suite 550

San Francisco, CA 94108

(415) 962-9700

Attention: Chief Financial Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses relating to this registration of our common stock. All amounts are estimates, except for the Securities and Exchange Commission registration fee. All of these costs and expenses will be borne by the registrant.

Securities and Exchange Commission filing fee	$325
Printing and engraving expenses	30,000
Accountants’ fees and expenses	10,000
Legal fees and expenses	45,000
Miscellaneous	14,675

Total	$100,000

Item 15.	Indemnification of Directors and Officers

The Florida Business Corporation Act, or FBCA, permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue, or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

The FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested stockholders. The board of directors also may designate a special committee of disinterested directors to make this determination. Notwithstanding, the FBCA provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to above.

Notwithstanding the foregoing, the FBCA provides, in general, that no director shall be personally liable for monetary damages to our company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) unlawful distributions, (iv) with respect to a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of the company, or willful misconduct, or (v) with respect to a proceeding by or in the right of someone other than the company or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability for unlawful distributions applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a stockholder.

We have adopted provisions in our articles of incorporation and bylaws providing that our directors, officers, employees, and agents shall be indemnified to the fullest extent permitted by Florida law. Additionally, our bylaws permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our articles or incorporation or bylaws permit such indemnification. We have purchased such insurance.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for any and all expenses, including attorneys’ fees, judgments, witness fees, damages, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 16.	Exhibits

Exhibit Number	Description of Document
2.1(a)	Asset Purchase Agreement by and between Robert Fox and Lina Watson and Internet Revenue Services, Inc. dated September 11, 2006 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on September 21, 2006).

4.1	Reference is made to Exhibits 3.1 and 3.2.

4.2	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

4.3	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

4.4	Registration Rights Agreement by and among InterSearch Group, Inc. and Barron Partners, L.P. dated September 26, 2005 (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

4.5	Form of Common Stock Purchase Warrant issued to GunnAllen Financial, Inc. and Pacific Summit Securities (incorporated by reference to Exhibit 4.6 to Amendment No. 2 to the Registration Statement on Form SB-2 filed on January 26, 2006 (Registration No. 333-129937)).

4.6	Investment Agreement between InterSearch Group, Inc. and Capital South Partners Fund I Limited Partnership, Capital South Partners Fund II Limited Partnership and Harbert Mezzanine Partners II SBIC, L.P. dated July 21, 2006 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 27, 2006).

4.7	First Amendment to Investment Agreement dated September 30, 2006 (incorporated by reference to Exhibit 4.6 of the Annual Report on Form 10-KSB filed on March 30, 2007).

4.8	Promissory Notes issued to each of Capital South Partners Fund I Limited Partnership, Capital South Partners Fund II Limited Partnership and Harbert Mezzanine Partners II SBIC, L.P. dated July 21, 2006 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on July 27, 2006).

4.9	Form of Common Stock Purchase Warrant issued to issued to each of Capital South Partners Fund I

Limited Partnership, Capital South Partners Fund II Limited Partnership and Harbert Mezzanine Partners II SBIC, L.P. dated July 21, 2006 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on July 27, 2006).

4.10	Registration Rights Agreement by and among InterSearch Group, Inc. and Capital South Partners Fund I Limited Partnership, Capital South Partners Fund II Limited Partnership and Harbert Mezzanine Partners II SBIC, L.P. dated July 21, 2006 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on July 27, 2006).

5.1(b)	Opinion of Foley & Lardner LLP.

23.1	Consent of Independent Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1(b)	Power of Attorney (included on signature page).

(a)	Portions of this exhibit have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.
(b)	Previously filed.

All financial statement schedules have been omitted because they are inapplicable or not required and because the information is included elsewhere in the consolidated financial statements or notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act to any purchaser:

(1) If the registrant is relying on Rule 430B:

(i) Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the registrant is subject to Rule 430C,

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on February 28, 2008.

BANKS.COM, INC.

By:	/S/ DANIEL M. O’DONNELL
Daniel M. O’Donnell President and Chief Executive Officer

Signature		Title	Date

By:	/S/ DANIEL M. O’DONNELL Daniel M. O’Donnell	President and Chief Executive Officer; Chairman of the Board (Principal Executive Officer)	February 28, 2008

By:	/S/ GARY W. BOGATAY, JR. Gary W. Bogatay, Jr.	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	February 28, 2008

By:	* Frank McPartland	Vice Chairman of the Board	February 28, 2008

By:	* Lawrence J. Gibson	Director	February 28, 2008

By:	* Charles Dargan	Director	February 28, 2008

*By:	/S/ DANIEL M. O’DONNELL Daniel M. O’Donnell Attorney in Fact		February 28, 2008